Exhibit 10.1

BUCYRUS INTERNATIONAL, INC.

KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

THIS AGREEMENT, made and entered into effective as of the 11th day of August, 2008, by and between BUCYRUS INTERNATIONAL, INC., a Delaware corporation (“Company”), and Timothy W. Sullivan (“Executive”).

WITNESSETH:

WHEREAS, the Executive is employed by the Company as a key executive officer, and the Executive’s services in such capacities are critical to the continued successful conduct of the business of the Company;

WHEREAS, the Company recognizes that circumstances in which a change in control of the Company occurs, through acquisition or otherwise, are highly disruptive and will cause uncertainty about the Executive’s future employment with the Company without regard to the Executive’s competence or past contributions and that such uncertainty may materially adversely affect the Company;

WHEREAS, the Company and the Executive are desirous that any proposal for a change in control or acquisition of the Company will be considered by the Executive objectively, with reference only to the best interests of the Company and its stockholders and without undue regard for the Executive’s personal interests; and

WHEREAS, the Executive will be in a better position to consider the Company’s and its stockholders’ best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such change in control or acquisition.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1. Definitions.

(a) Act. For purposes of this Agreement, the term “Act” means the Securities Exchange Act of 1934, as amended.

(b) Affiliate and Associate. For purposes of this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations of the Act. The term “409A Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Section 414(b) of the Code, or that is under common control with the Company within the meaning of Section 414(c) of the Code; provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

(c) Beneficial Owner. For purposes of this Agreement, a Person shall be deemed to be the “Beneficial Owner” of any securities:

(i) which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase;

(ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule 13D under the Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Subsection 1(c)(ii) above) or disposing of any voting securities of the Company.

(d) Cause. “Cause” for termination by the Company of the Executive’s employment after a Change in Control of the Company (or prior to a Change in Control of the Company pursuant to Section 2) shall, for purposes of this Agreement, be limited to any of the following: (i) the engaging by the Executive in intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (ii) conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal) which substantially impairs the Executive’s ability to perform his duties or responsibilities; and (iii) continuing willful and unreasonable refusal by the Executive to perform the Executive’s duties or responsibilities (unless significantly changed without the Executive’s consent).

(e) Change in Control of the Company. For purposes of this Agreement, a “Change in Control of the Company” shall be deemed to have occurred if:

(i) any Person (other than the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing one-third (33 1/3%) or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the date of this Agreement, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors as of the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board of Directors of the Company immediately prior thereto constitute at least a majority of the Board of Directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, immediately following which the individuals who comprise the Board of Directors of the Company immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed of or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (A) the holders of the Stock immediately prior to such transaction or series of transactions continue to beneficially own, directly or indirectly, the outstanding voting securities of the entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions (the “Surviving Entity”) in substantially the same proportions relative to other such holders of Stock as their ownership of the Stock immediately prior to the transaction or series of transactions, (B) the Stock of the Company outstanding immediately prior to such transaction or series of transactions continues to represent (either by remaining outstanding or by being converted into voting securities of the

Surviving Entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Surviving Entity or any parent thereof outstanding immediately after such transaction or series of transactions, (C) no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Surviving Entity representing one-third (33 1/3%) or more of (1) the combined voting power of the Surviving Entity’s then outstanding voting securities or (2) the then outstanding voting securities of the Surviving Entity, and (D) immediately following such transaction or series of transactions the individuals who comprise the Board of Directors of the Company immediately prior thereto constitute at least a majority of the Board of Directors of the Company, the Surviving Entity or any parent thereof.

(f) Code. For purposes of this Agreement, the term “Code” means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

(g) Covered Termination. For purposes of this Agreement, the term “Covered Termination” means any termination of the Executive’s employment where the Termination Date is any date on or on or after a Change in Control of the Company (except as provided in Section 2) and prior to the end of the Employment Period, and the termination constitutes a Separation from Service.

(h) Discretionary Termination. For purposes of this Agreement, “Discretionary Termination” means the determination by the Executive at any time during the thirty (30)-day period after the first anniversary of the occurrence of a Change in Control of the Company, as evidenced by the Executive’s delivery to the Company of a Notice of Termination during such period, to terminate this Agreement and his employment hereunder for any reason whatsoever in his sole discretion, with or without good faith and regardless of whether the Company is then attempting to terminate the Executive for any reason, including for Cause.

(i) Employment Period. For purposes of this Agreement, the term “Employment Period” means the period commencing on the date of a Change in Control of the Company and ending at 11:59 p.m. Milwaukee time on the third anniversary of such date.

(j) Good Reason. For purposes of this Agreement, the Executive shall have a “Good Reason” for termination of employment after a Change in Control of the Company in the event of:

(i) any breach of this Agreement by the Company, including specifically any breach by the Company of its agreements contained in Sections 4, 5, 6 or 9 hereof;

(ii) the removal of the Executive from, or any failure to reelect the Executive to, any of the positions held with the Company and its subsidiaries on the date of the Change in Control of the Company or any other positions with the Company and its subsidiaries to which the Executive shall thereafter be elected or assigned, except in the event that such removal or failure to reelect relates to the termination by the Company of the Executive’s employment for Cause or by reason of disability pursuant to Section 12 hereof;

(iii) a good faith determination by the Executive that there has been a significant adverse change, without the Executive’s written consent (which may be denied or withheld for any reason whatsoever at Executive’s discretion), in the Executive’s working conditions or status with the Company or its subsidiaries from such working conditions or status in effect immediately prior to the Change in Control of the Company, including but not limited to (A) a significant change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities, or (B) a reduction in the level of support services, staff, secretarial and other assistance, office space and/or accoutrements; or

(iv) failure by the Company to timely obtain the Agreement referred to in Section 17(a) hereof as provided therein.

(k) Person. For purposes of this Agreement, the term “Person” shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

(l) Securities Act. For purposes of this Agreement, the term “Securities Act” means the Securities Act of 1933, as amended.

(m) Separation from Service. For purposes of this Agreement, the term “Separation from Service” means the date on which the Executive terminates employment from the Company and its 409A Affiliates. For purposes of this Agreement, the Executive’s termination of employment shall occur when the Company and Executive reasonably anticipate that no further services will be performed by the Executive for the Company and its 409A Affiliates or that the level of bona fide services the Executive will perform as an employee of the Company and its 409A Affiliates will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the Company and its 409A Affiliates over the immediately preceding thirty-six (36)-month period (or such lesser period of services). Notwithstanding the foregoing, if Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, the Executive will not be deemed to have incurred a termination of employment for the first six (6) months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a termination of employment. Notwithstanding the foregoing, for purposes of determining when severance amounts and other benefits due under this Agreement will be paid or begin to be paid, if the Executive continues to provide services to the Company or its 409A Affiliates after terminating employment, the date of the Executive’s Separation from Service will be determined in accordance with Code Section 409A.

(n) Specified Employee. For purposes of this Agreement, the Executive will be a “Specified Employee” if the Executive is a key employee (as defined in Code Section 416(i)

but without regard to Code Section 416(i)(5)) of the Company or an affiliate of the Company (within the meaning of Code Section 414(b) or (c)) any of the stock of which is publicly traded on an established securities market or otherwise, as determined at the time of the Executive’s Separation from Service. The Executive is a key employee under Code Section 416(i) if the Executive meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations under Code Section 416, but disregarding Code Section 416(i)(5), at any time during the 12-month period ending on an identification date. For purposes of determining whether the Executive is a key employee, compensation shall mean wages within the meaning of Code Section 3401(a) but determined without regard to any rules that limit the amount of remuneration included in wages based on the nature or location of the employment or services performed. If the Executive is a key employee as of an identification date, the Executive is treated as a key employee for the 12-month period beginning on the first day of the fourth month following the identification date. The identification date for this Agreement shall be September 30 of each year, such that if the Executive satisfies the foregoing requirements for key employee status as of September 30 of a year, the Executive shall be treated as a key employee for the following calendar year.

If, in the transaction constituting a Change in Control of the Company, the Company is merged with or acquired by another entity, and immediately following the Change in Control of the Company the stock of either the Company or the acquirer or successor in such transaction is publicly traded on an established securities market or otherwise, then for the period between the date of such transaction and the next specified employee effective date of the acquirer or survivor, the acquirer or survivor shall combine the lists of the specified employees of each entity participating in the transaction and re-order the list to identify the top 50 key employees (as well as 1% and 5% owners that are considered key employees) in accordance with Treasury Regulations §1.409A-1(i)(6)(i).

(o) Stock. For purposes of this Agreement, the term “Stock” means shares of the Class A common stock, par value $.01 per share, of the Company.

(p) Termination Date. For purposes of this Agreement, except as otherwise provided in Section 10(b) and Section 17(a) hereof, the term “Termination Date” means (i) if the Executive’s employment is terminated by the Executive’s death, then the date of death; (ii) if the Executive’s employment is terminated by reason of voluntary early retirement, as agreed in writing by the Company and the Executive, then the date of such early retirement which is set forth in such written agreement; (iii) if the Executive’s employment is terminated by reason of disability pursuant to Section 12 hereof, then the earlier of thirty (30) days after the Notice of Termination is given or one day prior to the end of the Employment Period; (iv) if the Executive’s employment is terminated by the Executive voluntarily (other than for Good Reason, but including a Discretionary Termination), then the date the Notice of Termination is given; and (v) if the Executive’s employment is terminated by the Company (other than by reason of disability pursuant to Section 12 hereof) or by the Executive for Good Reason, then the earlier of thirty (30) days after the Notice of Termination is given or one day prior to the end of the Employment Period. Notwithstanding the foregoing,

(A) If termination is by the Company for Cause pursuant to Section 1(d)(iii) of this Agreement and if the Executive has substantially cured the conduct constituting such Cause as described by the Company in its Notice of Termination within such thirty (30) day or shorter period, then the Executive’s employment hereunder shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such Notice.

(B) If the Company shall give a Notice of Termination for Cause or by reason of disability and the Executive in good faith notifies the Company that a dispute exists concerning such attempted termination within the fifteen (15)-day period following receipt thereof, then the Executive may elect to continue his employment during the pendency of such dispute and the Termination Date shall be determined under this paragraph. If the Executive so elects and it is thereafter determined that Cause or disability (as the case may be) did exist, the Termination Date shall be the earlier of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 22 hereof, (2) the date of the Executive’s death, or (3) one day prior to the end of the Employment Period. If the Executive so elects and it is thereafter determined that Cause or disability (as the case may be) did not exist, then the employment of the Executive hereunder shall continue after such determination as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such Notice.

(C) If the Executive shall in good faith give a Notice of Termination for Good Reason and the Company in good faith notifies the Executive that a dispute exists concerning such attempted termination within the fifteen (15)-day period following receipt thereof, then the Executive may elect to continue his employment during the pendency of such dispute and the Termination Date shall be determined under this paragraph. If the Executive so elects and it is thereafter determined that Good Reason did exist, the Termination Date shall be the earlier of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 22 hereof, (2) the date of the Executive’s death or (3) one day prior to the end of the Employment Period. If the Executive so elects and it is thereafter determined that Good Reason did not exist, then the employment of the Executive hereunder shall continue after such determination as if the Executive had not delivered the Notice of Termination asserting Good Reason and there shall be no Termination Date arising out of such Notice. In either case, this Agreement continues, until the Termination Date, if any, as if the Executive had not delivered the Notice of Termination except that, if it is finally determined that Good Reason did exist, the Executive shall in no case be denied the benefits described in Sections 8(b) and 9 hereof (including a Termination Payment) based on events occurring after the Executive delivered his Notice of Termination.

(D) Except as provided in Paragraphs (B) and (C) above and other than a Discretionary Termination (which cannot be subject to dispute by the Company), if the party receiving the Notice of Termination in good faith notifies the other party that a dispute exists concerning the termination within the fifteen (15)-day period following receipt thereof and it is finally determined pursuant to a legally binding settlement or final and nonappealable judgment or other binding decision that the reason asserted in such Notice of Termination did not exist, then (1) if such Notice was delivered by the Executive, the Executive will be deemed to have voluntarily terminated his employment and (2) if delivered by the Company, the Company will be deemed to have terminated the Executive other than by reason of death, disability or Cause. In the event clause (2) applies, all amounts owed to the Executive under this Agreement shall be paid promptly following the execution of the legally binding settlement or issuance of the final and nonappealable judgment or other binding decision.

(E) If the termination is described in Section 2 hereof, then the Termination Date shall be the date of the Executive’s termination of employment from the Company.

2. Termination or Cancellation Prior to Change in Control. The Company shall retain the right to terminate the employment of the Executive at any time prior to a Change in Control of the Company, subject to the terms and conditions of any other then existing written employment arrangement or agreement between the Executive and the Company; provided, however, that if the Executive’s employment is terminated by the Company, other than by reason of (i) death, (ii) disability in accordance with Section 12 hereof, or (iii) Cause, at any time after Board of Directors’ authorized negotiations are commenced between the Company and another Person which ultimately lead to a Change in Control of the Company, then the Executive shall be entitled to receive at the earlier to occur of the closing or the effective date of such Change in Control of the Company all Accrued Benefits (to the extent not theretofore paid) and a Termination Payment, including benefits under Section 8(b) hereof, as if such termination of employment was a Covered Termination under Section 8 hereof. Other than as set forth above or as provided in Section 17 hereof, in the event the Executive’s employment is terminated prior to a Change in Control of the Company, this Agreement shall be terminated and canceled and of no further force and effect and any and all rights and obligations of the parties hereunder shall cease.

3. Employment Period. If a Change in Control of the Company occurs when the Executive is employed by the Company, then the Company will continue thereafter to employ the Executive during the Employment Period, and the Executive will remain in the employ of the Company, in accordance with and subject to the terms and provisions of this Agreement (including, without limitation, the Executive’s right to exercise a Discretionary Termination), and the terms of this Agreement shall expressly supersede the terms and conditions of any other then existing employment arrangement or agreement between the Company and the Executive.

4. Duties. During the Employment Period, the Executive shall, in the same capacities and positions held by the Executive at the time immediately prior to the Change in Control of the Company or in such other capacities and positions as may be agreed to by the Company and the Executive in writing, devote the Executive’s commercially reasonable efforts and business time, attention and skill during normal business hours to the business and affairs of the Company, as such business and affairs now exist and as they may hereafter be conducted, all consistent with the Company’s and the Executive’s practices immediately prior to the Change in Control of the Company. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and/or (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Change in Control of the Company, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Change in Control of the Company shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company hereunder. The services which are to be performed by the Executive hereunder are to be rendered in the same metropolitan area in which the Executive was employed immediately prior to the time of such Change in Control of the Company, or in such other place or places as shall be mutually agreed upon in writing by the Executive and the Company from time to time.

5. Compensation. During the Employment Period, the Executive shall be compensated as follows:

(a) The Executive shall receive, at such intervals and in accordance with such standard policies of the Company as may be in effect immediately prior to the Change in Control of the Company, an annual base salary in cash of not less than the Executive’s annual base salary plus any annual bonus amounts received or receivable as in effect immediately prior to the Change in Control of the Company and all other compensation otherwise reportable on a Form W-2, subject to adjustment as hereinafter provided.

(b) The Executive shall, at such intervals and in accordance with such standard policies as may be in effect immediately prior to the Change in Control of the Company, be reimbursed for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company, including travel and entertainment expenses.

(c) The Executive shall be included, to the extent eligible thereunder (which eligibility shall not be conditioned on the Executive’s salary grade or on any other requirement which excludes persons of comparable status to the Executive unless such exclusion was in effect for such plan or an equivalent plan immediately prior to the Change in Control of the Company), in any and all plans providing benefits for the Company’s salaried employees in general, including but not limited to group life insurance, hospitalization, medical, dental, profit sharing and stock bonus plans; provided, that, in no event shall the aggregate level of benefits under such plans in which the Executive is included be less than the aggregate level of benefits under plans of the Company of the type referred to in this Section 5(c) in which the Executive was participating immediately prior to the Change in Control of the Company.

(d) The Executive shall annually be entitled to not less than the amount of paid vacation and not fewer than the number of paid holidays to which the Executive was entitled annually immediately prior to the Change in Control of the Company or such greater amount of paid vacation and number of paid holidays as may be made available annually to other executives of the Company of comparable status and position to the Executive.

(e) The Executive shall be included in all plans providing additional benefits to executives of the Company of comparable status and position to the Executive, including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, stock option, stock appreciation, stock bonus, cash bonus and similar or comparable plans; provided, that, in no event shall the aggregate level of benefits under such plans be less than the aggregate level of benefits under plans of the Company of the type referred to in this Section 5(e) in which the Executive was participating immediately prior to the Change in Control of the Company.

6. Annual Compensation Adjustments. During the Employment Period, the Board of Directors of the Company (or an appropriate committee thereof) will consider and appraise, at least annually (beginning promptly after the first January 1 subsequent to the commencement of the Employment Period), the contributions of the Executive to the Company’s operating and/or administrative efficiency, growth, cash flow from operations and operating profits, and, in accordance with the Company’s practice and policies in effect immediately prior to the Change in Control of the Company, due and good faith consideration shall be given to the upward adjustment of the Executive’s base compensation rate, at least annually (beginning promptly after the first January 1 subsequent to the commencement of the Employment Period), commensurate with (i) increases generally given to other executives of the Company of comparable status and position to the Executive, and (ii) as the scope of the Company’s operations or the Executive’s duties expand.

7. Termination For Cause or Without Good Reason. If there is a Covered Termination for Cause or due to the Executive’s voluntarily terminating his employment other than for Good Reason or a Discretionary Termination (any such terminations to be subject to the procedures set forth in Section 13 hereof), then the Executive shall be entitled to receive only Accrued Benefits pursuant to Section 9(a) hereof.

8. Termination Giving Rise to a Termination Payment.

(a) If there is a Covered Termination by the Executive for Good Reason or a Discretionary Termination, or by the Company other than by reason of (i) death, (ii) disability pursuant to Section 12 hereof, or (iii) Cause, then the Executive shall be entitled to receive, and the Company shall pay, Accrued Benefits pursuant to Section 9(a) hereof and, in lieu of further base salary for periods following the Termination Date, as liquidated damages and severance pay, the Termination Payment pursuant to Section 9(b) hereof.

(b) If there is a Covered Termination and the Executive is entitled to Accrued Benefits and the Termination Payment, then the Executive shall be entitled to the following additional benefits:

(i) The Executive shall receive, at the expense of the Company, reasonable outplacement services on an individual basis provided by a nationally recognized executive placement firm selected by the Company and acceptable to Executive until the earlier of the last day of the second calendar year following the calendar year in which the Executive’s Separation from Service occurs or such time as the Executive has obtained new full-time employment comparable to his position at the Company.

(ii) Until the earlier of the third anniversary of the Termination Date or such time as the Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits the Executive shall continue to be covered, at the expense of the Company, by the same or equivalent life insurance, hospitalization, medical and dental coverage as was required hereunder with respect to the Executive immediately prior to the date the Notice of Termination is given, subject to the following:

(A) If applicable, following the end of the COBRA continuation period, if such hospitalization, medical or dental coverage is provided under a health plan that is subject to Code Section 105(h), benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv)(A) and (B), and if necessary, the Company shall amend such health plan to comply therewith. The continuation of hospitalization, medical and dental coverage hereunder shall count as COBRA continuation coverage; and

(B) If the Executive at the time of his Separation from Service is a Specified Employee, then during the first six (6) months following the Executive’s Separation from Service, the Executive shall pay the Company for any life insurance coverage that provides a benefit in excess of $50,000 under a group term life insurance policy. After the end of such six (6)-month period, the Company shall make a cash payment to the Executive equal to the aggregate premiums paid by the Executive for such coverage, without liability for interest thereon, and thereafter such coverage shall be provided at the expense of the Company for the remainder of the period.

If an Executive is entitled to the benefits described in this Section 8(b)(ii) due to Executive’s termination of employment pursuant to Section 2 of this Agreement, then to the extent necessary to discharge the Company’s obligation to Executive under this Section 8(b)(ii) the Company shall either (1) reimburse the Executive for any COBRA premiums paid by Executive between the date of the Executive’s Termination Date and the date of the Change in Control of the Company (or such earlier date as the Executive would cease being eligible for the benefits as described herein), or (2) provide retroactive coverage effective as of the Executive’s Termination Date.

9. Payments Upon Termination.

(a) Accrued Benefits. For purposes of this Agreement, the Executive’s “Accrued Benefits” shall include the following amounts, payable as described herein: (i) all base salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the time period ending with the Termination Date; (iii) any and all other cash earned though the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; (iv) subject to any irrevocable deferral election then in effect, a lump sum payment of the bonus, incentive compensation and other compensation reportable on Form W-2 otherwise payable to the Executive with respect to the year in which termination occurs under all bonus or incentive compensation plan or plans of the Company in which the Executive is a participant; and (v) all other payments and benefits to which the Executive may be entitled as compensatory fringe benefits or under the terms of any benefit plan of the Company, including severance payments under the Company’s severance policies and practices as in effect immediately prior to the Change in Control of the Company. Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to Subsections (i) and (ii) (provided that reimbursements due under clause (ii) must be completed no later than the end of the second calendar year following the year in which the Executive’s Separation from Service occurs) or, with respect to Subsections (iii), (iv) and (v), pursuant to the terms of the benefit plan or practice establishing such benefits.

(b) Termination Payment. The Termination Payment shall be an amount equal to the average of the Executive’s annual total compensation from the Company reportable on Form W-2 (i.e., base salary plus bonus amounts and all other taxable compensation) with respect to the last three (3) fiscal years of the Company preceding the fiscal year in which the Change in Control of the Company occurs multiplied by three (3); provided, that, if the Executive has been employed by the Company for less than the three (3) full fiscal years preceding the fiscal year in which the Change in Control of the Company occurs, then the Termination Payment shall be an amount equal to the highest amount of the Executive’s annual total compensation reportable on Form W-2 for any fiscal year (which amount shall be annualized for any fiscal year in which Executive was employed for less than the entire fiscal year) during the period of his employment by the Company prior to the Change in Control of the Company (including the fiscal year in which the Change in Control of the Company occurs) multiplied by three (3). Except as otherwise provided herein, the Termination Payment shall be paid to the Executive in a cash lump sum no later than ten (10) business days after the Termination Date; provided that the Executive shall not have discretion to choose the tax year in which the Termination Payment shall be made if the calendar year ends during such 10-day period. Notwithstanding the foregoing, if the Executive at the time of his Separation from Service is a Specified Employee, then payment shall be delayed until the first day of the seventh month following the month in which the Executive’s Separation from Service occurs, without liability for interest thereon. The Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other employment or for any other reason.

(c) Gross-Up Provision.

(i) Notwithstanding any other provision of this Agreement, if any portion of the Termination Payment, Accrued Benefits or any other payment or benefit under this Agreement, or payments to and for the benefit of the Executive under any other agreement or plan of the Company or any of its Affiliates, regardless of whether such payment or benefit was paid or provided for prior to the Covered Termination (herein all collectively referred to as the “Total Payments”), would constitute an “excess parachute payment,” the Company shall pay Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, any interest charges or penalties in respect of the imposition of such excise tax (but not any federal, state or local income tax, or employment tax) on the Total Payments, and any federal, state and local income tax, employment tax, and excise tax upon the payment provided for by this Section 9(c), shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up

Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. The Company shall pay the Gross-Up Payment: (1) if the Executive is terminated as described in Section 2, as soon as practicable after the Gross-Up Payment amount is determined, but no later than 2 1/2 months following the year in which the Change in Control of the Company occurs; (2) if the Executive is terminated as described in Section 8 and is a Specified Employee, on the first day of the seventh (7th) month following the month in which the Executive’s Separation from Service occurs; or (3) otherwise, within ninety (90) days following the Employee’s Separation from Service; provided that the Executive shall not have discretion to choose the tax year in which the Gross-Up Payment shall be made if the calendar year ends during such 90-day period.

Notwithstanding the foregoing, if the Executive is required to pay the excise tax imposed under Section 4999 of the Code prior to the applicable payment date for the Gross-Up Payment describe hereinabove (such as, for instance, because other payments due to the Executive without regard to this Agreement cause the excise tax to be due), then the Company shall promptly reimburse the Executive for the amount of excise taxes paid by the Executive under Section 4999 of the Code, plus an amount equal to the additional taxes imposed on the Executive due to the Company’s reimbursement of the excise tax and such additional taxes. In no event shall the payment described in this paragraph be paid to the Executive later than the end of the calendar year following the year in which the Executive remits such taxes. In such event, the Gross-Up Payment, if and when paid, shall be reduced by the payment previously made to the Executive under this paragraph.

(ii) For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code (or any successor provision). Promptly following a Covered Termination or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code, the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income; (ii) the amount and present value of Total Payments; (iii) the amount and present value of any excess parachute payments; and (iv) the amount of any Gross-Up Payment. As used in this Agreement, the term “Base Period Income” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the

Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive. The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel so requests in connection with the opinion required by this Section 9(c), the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Section 280G of the Code and the regulations thereunder.

(iii) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to the Executive after taking into account the provisions of Section 4999 of the Code shall reflect the intent of the parties as expressed in this Section 9, in the manner determined by the National Tax Counsel. If the Company owes the Executive an additional payment under this paragraph (iii), such payment shall be made to the Executive promptly following the date the Executive remits the taxes, or if earlier, the date the Internal Revenue Service assesses such additional taxes, but no later than the calendar year following the calendar year in which the Executive remits the additional taxes. The Executive shall provide written notice to the Company and documentation substantiating the amount of additional taxes paid or assessed.

(iv) The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 9(c), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

(v) This Section 9(c) shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code. If such provisions are repealed without successor, then this Section 9(c) shall be cancelled without further effect.

10. Death.

(a) Except as provided in Section 10(b) hereof, in the event of a Covered Termination due to the Executive’s death, the Executive’s estate, heirs and/or beneficiaries (as determined by the Executive’s personal representative) shall receive all the Executive’s Accrued Benefits through the Termination Date.

(b) In the event the Executive dies after a Notice of Termination is given (i) by the Company, other than by reason of disability, or (ii) by the Executive for Good Reason or a Discretionary Termination, the Executive’s estate, heirs and beneficiaries shall be entitled to the benefits described in Section 10(a) hereof and, subject to the provisions of this Agreement, to such Termination Payment as the Executive would have been entitled to had the Executive lived, except that the mandatory six (6)-month payment delay that would apply if the Executive was a Specified Employee shall be disregarded. For purposes of this Section 10(b), the Termination Date shall be the earlier of thirty (30) days following the giving of the Notice of Termination or one day prior to the end of the Employment Period.

11. Retirement. If, during the Employment Period, the Executive and the Company shall execute an agreement providing for the early retirement of the Executive from the Company, or the Executive shall otherwise give notice that he is voluntarily choosing to retire early from the Company, the Executive shall receive Accrued Benefits through the Termination Date; provided, that, if the Executive’s employment is terminated by the Executive for Good Reason or a Discretionary Termination or by the Company other than by reason of death, disability or Cause and the Executive also, in connection with such termination, elects voluntary early retirement, the Executive shall also be entitled to receive a Termination Payment pursuant to Section 9(b) hereof.

12. Termination for Disability. If, during the Employment Period, as a result of the Executive’s disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related), the Executive shall have been absent from the Executive’s duties hereunder on a full-time basis for twelve (12) consecutive months and, within thirty (30) days after the Company notifies the Executive in writing that it intends to terminate the Executive’s employment (which notice shall not constitute the Notice of Termination contemplated below), the Executive shall not have returned to the performance of the Executive’s duties hereunder on a substantially full-time basis, the Company may terminate the Executive’s employment pursuant to a Notice of Termination given in accordance with Section 13 hereof. In the event the Executive’s employment is terminated on account of the Executive’s disability in accordance with this Section, the Executive shall receive Accrued Benefits in accordance with Section 9(a) hereof and shall remain eligible for all benefits provided by any long term disability programs of the Company in effect at the time of such termination.

13. Termination Notice and Procedure. Any Covered Termination by the Company or the Executive shall be communicated by written Notice of Termination to the Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures and those set forth in Section 23 hereof:

(a) If such termination is for disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination. No such detail need be provided for a Discretionary Termination.

(b) Any Notice of Termination by the Company shall have been approved, prior to the giving thereof to the Executive, by a resolution duly adopted in good faith by a majority of the directors of the Company (or any successor entity) then in office.

(c) The Executive shall have thirty (30) days, or such longer period as the Company may determine to be appropriate, to substantially cure any conduct or act, if curable,

alleged to provide grounds for termination of the Executive’s employment for Cause under this Agreement.

(d) The recipient of the Notice of Termination shall personally deliver or mail in accordance with Section 23 hereof written notice of any dispute relating to such Notice of Termination to the party giving such Notice within fifteen (15) days after receipt thereof; provided, however, that a Notice of Termination relating to a Discretionary Termination shall not be subject to dispute for any reason by the Company or otherwise. After the expiration of such fifteen (15) days (or immediately upon receipt of a Notice of Termination relating to a Discretionary Termination), the contents of the Notice of Termination shall become final and not subject to dispute.

14. Confidentiality Obligations of the Executive; Noncompetition; Nonsolicitation.

(a) Executive acknowledges that all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates and their respective businesses that Executive obtains during Executive’s employment by the Company or any of its Affiliates and that is not public knowledge (other than as a result of the Executive’s violation of this Section 14(a)) (“Confidential Information”) is highly sensitive and proprietary and includes, without limitation: product design information, manufacturing processes and methods, information regarding new product development, information regarding strategic or tactical planning, information regarding pending or planned competitive bids, and information regarding key employees. Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after Executive’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process. All computer software, telephone lists, customer lists, price lists, contract forms, catalogs, records, files and know-how acquired while an employee of the Company are acknowledged to be the property of the Company and shall not be duplicated, removed from the Company’s possession or premises or made use of other than in pursuit of the Company’s business or as may otherwise be required by law or any legal process, and, upon termination of employment for any reason, Executive shall deliver to the Company, without further demand, all such items and any copies thereof which are then in his or her possession or under his or her control.

(b) While employed and for a one-year period beginning on Executive’s termination of employment, Executive will not, except upon prior written permission signed by an authorized officer of the Company, consult with or advise or, directly or indirectly, as owner, partner, officer or employee, engage in business with any company in competition with the Company or with any corporation or entity controlled by, controlling or under common control with any such company. Notwithstanding the foregoing, Executive may make and retain investments in not more than three percent of the equity of any such company if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

(c) While employed and for a one-year period beginning on Executive’s termination of employment, Executive will not, directly or indirectly, solicit for employment or employ on behalf of any organization other than the Company or one of its Affiliates or employ any person employed by the Company or any of its Affiliates, nor will Executive, directly or indirectly, solicit for employment on behalf of any organization other than the Company or one of its Affiliates or be involved in any way in the hiring process of any person known by Executive (after reasonable inquiry) to be employed at the time by the Company or any of its Affiliates.

(d) In the event of a breach of Executive’s covenants under this Section 14, it is understood and agreed that the Company shall be entitled to injunctive relief as well as any other legal or equitable remedies. Executive acknowledges and agrees that the covenants, obligations and agreements of the Executive in this Section 14 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies that the Company may have. The Company and Executive hereby irrevocably submit to the exclusive jurisdiction of the courts of Wisconsin and the Federal courts of the United States of America, located in Milwaukee, Wisconsin, in respect of all disputes involving Confidential Information, trade secrets or the violation of the provisions of this Section 14.

15. Expenses and Interest. If, after a Change in Control of the Company, a good faith dispute arises with respect to the enforcement of the Executive’s rights under this Agreement or if any legal or arbitration proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, the Executive shall recover from the Company any reasonable attorneys’ fees and necessary costs and disbursements incurred by the Executive as a result of such dispute, legal or arbitration proceeding (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by US Bank, N.A. from time to time as its prime or base lending rate from the date that payments to him should have been made under this Agreement. Within ten (10) days after the Executive’s written request therefor, but no later than the end of the calendar year following the year in which the Executive incurred the Expense, the Company shall reimburse the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive’s Expenses.

16. Payment Obligations Absolute. The Company’s obligations during and after the Employment Period to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set off, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. Except as provided in Section 9(c) and Section 15 of this Agreement, all amounts payable by the Company hereunder shall be paid without notice or demand. Except as provided in Section 9(b) of this Agreement, each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

17. Assignment: Successors.

(a) If the Company proposes to engage in a potential Change in Control of the Company, then, at least ten (10) days in advance of the closing of such event, the Company shall, subject only to consummation of such Change in Control of the Company, assign all of its right, title and interest in this Agreement effective as of the closing date of such event to such Person, and the Company shall cause such Person, at least ten (10) days in advance of the closing of such event, by written agreement in form and substance reasonably satisfactory to the Executive and with written notice thereof to Executive, to expressly assume and agree to perform, subject only to consummation of such Change in Control of the Company, from and after the effective date of such event all of the terms, conditions and provisions imposed by this Agreement upon the Company. If such Change in Control of the Company is consummated, failure of the Company to obtain such an assumption agreement at least ten (10) days in advance of the closing of such event shall be a breach of this Agreement constituting “Good Reason” hereunder, except that for purposes of implementing the foregoing, the date upon which such transfer or other succession becomes effective shall be deemed the Termination Date. In case of an effective assignment by the Company and of assumption and agreement by such Person, “Company” shall thereafter mean such Person which executes and delivers the agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of and be enforceable by such Person. The Executive shall, in his discretion, be entitled to proceed against any or all of such Persons, any Person which theretofore was such a successor to the Company (as defined in the first paragraph of this Agreement) and the Company (as so defined) in any action to enforce any rights of the Executive hereunder. Except as provided in this Subsection, this Agreement shall not be assignable by the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

(b) This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive under Sections 7, 8, 9, 10, 11 and 12 hereof if the Executive had lived shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives.

18. Severability. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

19. Amendment. This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.

20. Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that, the amount so withheld shall not exceed the minimum amount required to be withheld by law. In addition, if prior to the date of payment of the Termination Payment hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due with respect to any payment or benefit to be provided hereunder, the Company may provide for an immediate payment of the amount needed to pay the Executive’s portion of such tax (plus an amount equal to the taxes that will be due on such amount) and the Executive’s Termination Payment shall be reduced accordingly. The Company shall be entitled to rely on an opinion of nationally recognized tax counsel if any question as to the amount or requirement of any such withholding shall arise.

21. Certain Rules of Construction. No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.

22. Additional Section 409A Provisions.

(a) If, after a Change in Control of the Company, any payment amount or the value of any benefit under this Agreement is required to be included in an Executive’s income prior to the date such amount is actually paid or the benefit provided as a result of the failure of this Agreement (or any other arrangement that is required to be aggregated with this Agreement under Code Section 409A) to comply with Code Section 409A, then the Executive shall receive a distribution, in a lump sum, within ninety (90) days after the date it is finally determined that the Agreement (or such other arrangement that is required to be aggregated with this Agreement) fails to meet the requirements of Section 409A of the Code; such distribution shall equal the amount required to be included in the Executive’s income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder.

(b) The Company and the Executive intend the terms of this Agreement to be in compliance with Section 409A of the Code. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner which avoids a violation of Section 409A of the Code.

(c) The Executive acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under this Agreement and that constitute deferred compensation that is not exempt from Section 409A of the Code, the Executive must make a reasonable, good faith effort to collect any payment or benefit to which the Executive believes the Executive is entitled hereunder no later than ninety (90) days after the latest date upon which the payment could have been made or benefit provided under this Agreement, and if not paid or provided, must take further enforcement measures within one hundred eighty (180) days after such latest date.

23. Governing Law: Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. Any dispute arising out of this Agreement shall, at the Executive’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Milwaukee, Wisconsin or, at the Executive’s election, in the judicial district encompassing the city in which the Executive resides. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

24. Notice. Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Section 13(d) hereof, shall be deemed given when actually received by the Executive or actually received by the Company’s General Counsel or any officer of the Company other than the Executive. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Bucyrus International, Inc., Attention: General Counsel, 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172-0500, or if to the Executive, at the address set forth below the Executive’s signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

25. No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

26. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EXECUTIVE	BUCYRUS INTERNATIONAL, INC.

/s/ T. W. Sullivan	By:	/s/ Paul W. Jones
Timothy W. Sullivan		Name: Paul W. Jones
Title: Compensation Chairman
Residential Address:

5270 North Lake Drive
Whitefish Bay, WI 53217

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